Exhibit 10.1

FINAL VERSION

SHARE PURCHASE AGREEMENT

for the sale and purchase of all shares in

Silembia

This SHARE PURCHASE AGREEMENT is entered into effective as of the Completion Date

BY AND BETWEEN:

1) Mr. Bernard Badefort,

born on 26 April 1954 at Tulle (19),

French citizen,

whose address is 15, rue du Couradin 35510 Cesson-Sévigné,

2) Mr. Jean-Marc Guyot,

born on 14 July 1970 at Paris 14e,

French citizen,

whose address is 8, rue de La Madeleine 35410 Châteaugiron,

3) Mr. Pascal Blouin,

born on 16 January 1966 at Rennes (35),

French citizen,

whose address is Les Faroulais 35410 Domloup,

4) Mr. Eric Mauger,

born on 12 May 1967 at Surtainville (50),

French citizen,

whose address is 27, rue Jean Moulin 35340 Liffré,

5) Mrs. Françoise Eveno,

born on 13 February 1962 at Gourin (56),

French citizen,

whose address is 3,allée de la Hulotte 35250 Saint Sulpice la Forêt,

6) Mr. Frédéric Nicolas,

born on 21 November 1965 at Orléans (45),

French citizen,

whose address is 37, rue du Martin Pêcheur 35690 Acigné ,

7) Mr. David Le Goff,

born on 5 April 1970 at Dinan (22),

French citizen,

whose address is Le petit Châtelain 35190 Tinteniac,

8) Mr. Emmanuel Gautier,

born on 19 October 1972 at Carhaix (29),

French citizen,

whose address is 3, rue Monte en Haut 35250 Chevaigné,

9) Mr. Gaëtan Guillaume,

born on 13 December 1973 at Redon (35),

French citizen,

whose address is 2, rue des Fragons 35890 Laille,

10) Mr. Marc Dorval,

born on 13 May 1964 at Quimper (29),

French citizen,

whose address is Le Chêne Corbin 35250 Mouazé,

11) Mr. David Rault,

born on 9 February 1972 at Evreux (27),

French citizen,

whose address is La petite Magdelaine 35630 Bazouges/Hédé,

12) Mr. Pascal Prime,

born on 1 February 1962 at Fougères (35),

French citizen,

whose address is 36, rue Mélouin 35300 Fougères,

13) Mr. Olivier Souloumiac,

born on 28 August 1969 at Nantes (44),

French citizen,

whose address is 2, jardin des Ransonnières 35250 Saint Sulpice la Forêt,

14) Mr. Stéphane Faudeil,

born on 23 April 1966 at Brest (29),

French citizen,

whose address is 7, allée de la Guernache 35510 Cesson Sévigné,

15) NEC Electronics Corporation, a Japanese corporation (hereinafter, “NEC”) with its principal offices at 1753, Shimonumabe, Nakahara-ku, Kawasaki, Kanagawa 211-8668, Japan, represented by Mr. Daniel Tanniere, General Manager, Communications & Consumer Business Group, NEC Electronics Europe GmbH, duly empowered by proxy from Mr. Shigeo Niitsu, Vice-President, 2nd Systems Operations Unit,

The above individuals and entity are collectively called the “Sellers”. The Sellers, other than NEC, are collectively called the “Individual Sellers”.

AND

Silicon Laboratories France S.A.R.L., a French S.A.R.L. (Hereinafter called the “Purchaser”) with share capital of 8 000,00 Euros and identification number 442 941 993 R.C.S. EVRY, represented by Kurt William Hoff, Co-gérant.

The Sellers and the Purchaser are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(A)                             Silembia is a société par actions simplifiée, the details of which are set forth in SCHEDULE 1 (the “Company”), engaged in the following business:

Development of digital video demodulation technology, compliant with the standards: DVB-H, DVB-T, DVB-S, DVB-S2 and DVB-C, for the television, set-top box and mobile video markets.

(B)                               The Company has an issued share capital of EUR 358,570, divided into 35,857 shares of EUR 10 par value each, representing 100% of the share capital and voting rights at Completion (the “Shares”), consisting of 18,000 Class “A” Shares, 15,000 Class “B” Shares and 2,857 Class “C” Shares.

(C)                               The Sellers collectively own all of the Shares.

(D)                              The Purchaser wishes to purchase, and the Sellers wish to sell, the Shares (as such term is defined hereafter) on the terms and subject to the conditions of this Agreement. In particular, the Purchaser’s agreement was reached in consideration of the acquisition of the totality of the Shares and of the representations, warranties and covenants granted by the Sellers herein and the opportunity to leverage industrial synergies between the Company and the Purchaser.

(E)                                The Parties hereto wish to perform their obligations and exercise their rights under this Agreement in a spirit of cooperation and good faith.

NOW, THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                                Definitions

In this Agreement, the Schedules and the Exhibits, the following terms shall have the following meanings:

“Accounting Principles” The (i) accounting principles and methods generally accepted in France, and (ii) accounting rules implementing said principles and methods as consistently applied by the Company for the preparation of its financial statements.

“Accounts” The unaudited financial statements of the Company as of and for the three months ended on the Accounts Date, attached as SCHEDULE 5.

“Accounts Date” March 31, 2006.

“Affiliate” In relation to any person, any other person that, directly or indirectly, controls or is controlled by or is under the same control as such person and the term “control” shall have the same meaning as in by Article L 233-3 of the French Code de Commerce.

“Agreement” This agreement together with its Schedules and Exhibits.

“Business Information” All information, know-how and records (whether or not confidential and in whatever form held) including all formulas, designs, specifications, drawings, data, manuals and instructions and all customer lists, sales information, business plans and forecasts, and all technical or other expertise and all accounting and tax records, correspondence, orders and inquiries.

“Claim” A claim made by any Indemnified Person against the Sellers pursuant to Clause 6.

“Company” Silembia, as further described in Paragraph A of the Recitals.

“Completion” Completion of the sale and purchase of the Shares in accordance with Clause 4.

“Completion Date” The date referred to in sub-clause 4.1.

“Confidential Business Information” Business Information which is confidential or not generally known.

“Consents and Approvals” Any notice, report or other filing required to be made, or any consent, registration, approval, permit or authorisation required to be obtained from any Governmental Entity, including Competition Approvals.

“Contracts” The contracts further described in Exhibit 6.1.

“Disclosures” Any risk, fact or other event disclosed by the Sellers in an Exhibit hereto.

“Encumbrance(s)” Any pledge, privilège (lien), or other security interest, charge, condition, equitable interest, claim, usufruit, indivision or other community property interest, as well as any “delegation”, “subrogation”, agreement, option, undertaking, guarantee, prior approval, right of first offer, right of pre-emption or any other party right, or other obligation, claim, restriction or limitation of any nature whatsoever, and, if applicable, any mortgage, easement (“servitude”) or similar encumbrance.

“Holdback Amount” US $2,800,000 retained from the Purchase Price by Purchaser.

“Governmental Entity” Any public international, multinational or transnational organisation or any national, state, municipal or local governmental, judicial, arbitral, legislative, administrative or other person, authority, ministry, department, agency, instrumentality, office, organisation or stock exchange having jurisdiction over the Seller or the Purchaser or the Company or their respective properties or assets.

“Indemnification Date” The date further defined in sub-clause 6.4.3.

“Indemnifiable Cash Deficit” The definition ascribed thereto in sub-clause 3.1.4.

“Indemnifiable Company Expenses” The definition ascribed thereto in sub-clause 3.1.3.

“Indemnification Liability” The liability incurred by the Sellers pursuant to the terms of Clause 6.

“Indemnified Person(s)” The person(s) defined as such in sub-clause 6.1 or any of its successors.

“Information Technology” The computer equipment and software used by or belonging to the Company as listed in Exhibit 13, and/or required to carry on its business and fulfill its existing contracts and commitments.

“Intellectual Property” Inventions, discoveries, developments, trade secrets, processes, formulas, data, databases, lists, software programs, tools, marks, technical and marketing materials and all other works of authorship (including mask works, ideas, concepts, know-how, designs, algorithms, schematics, blueprints, diagnostics, techniques and the like), whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property laws or industrial property laws in the United States, France or elsewhere.

“Intellectual Property Rights” All rights, title and interest to any and all Intellectual Property, including without limitation, patents and patent applications (including reissues,

divisions, continuations and continuations-in-part), trade marks, rights in designs, models, trade or business names, copyrights and assimilated rights (including rights with respect to computer software), Moral Rights, logos, database rights, know-how, trade secrets, internet web sites and domain names (whether or not any of these is registered) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, as well as all applications and registrations pertaining to such rights.

“Company Intellectual Property” The Intellectual Property owned or used by the Company.

“Company Intellectual Property Rights” The Intellectual Property Rights to Company Intellectual Property.

“Law(s)” Any law, statute, regulation, rule, ordinance, decree, principle of civil, administrative or common law, governmental or administrative instruction and any treaty.

“Liabilities” Liabilities or obligations (due, payable, certain, contingent, conditional or otherwise and including any obligation resulting from an investment commitment, factoring or leasing agreement or from current, pending or threatened litigation).

“Moral Rights” All rights related to integrity, disclosure, paternity (e.g., identification), and withdrawal and applications for the foregoing.

“Order” Any permit or licence or any judgment, injunction, order, rulings, decree or other restriction of any Governmental Entity, court or tribunal.

“Properties” The properties listed in Exhibit 10.

“Purchase Price” The consideration for the sale of the Shares as defined in sub-clause 3.1.1.

“Shares” The shares referred to in Paragraph B of the Recitals.

“Taxation or Tax(es)” All taxes, levies, duties, assessments and governmental charges of any kind (in all cases including any related penalties, surcharges and interest thereon), whether payable directly or by withholding, including income tax, corporation tax, précompte, property tax, capital gains tax, value added tax, customs duties, excise duties, business tax, transfer and contribution taxes, stamp and registration duties, social security and other similar payroll related assessments, (including in respect of health, unemployment, housing, family allowances, pension, retirement and welfare contributions) tax-assimilated levies (taxes parafiscales) and any other taxes, levies, duties, charges or withholdings corresponding to, similar to, replaced by or replacing any of them, provided, that “Taxes” shall also mean (i) any liability of the Company determined on the basis of any Tax or by reference to any taxable basis, and (ii) any Tax due by a person other than the Company and for which the Company would be liable, in particular as a result of any joint and several obligation with such person, any obligation to hold harmless and indemnify such person, any obligation to bear the Taxes of such person (including as a result of a tax consolidation or any similar agreement).

“Warranties” The representations made and the warranties granted by the Individual Sellers and set forth in SCHEDULE 3.

1.2                                Interpretation

In this Agreement, save where the context otherwise requires:

1.2.1                                 words in the singular shall include the plural, and vice versa.

1.2.2                                 masculine gender shall be deemed to include the feminine and neuter and vice versa.

1.2.3                                 a reference to a person shall include a reference to a firm, a body corporate, an unincorporated organisation, government agency, an independent authority or to a person’s executors, administrators, successors or assigns.

1.2.4                                 a reference to a sub-clause, Clause, Schedule or Exhibit shall be a reference to a sub-clause, Clause, Schedule or Exhibit (as the case may be) of or to this Agreement.

1.2.5                                 if a period of time is specified and dates from a given day or the day of an act or event, it shall be calculated exclusive of that day.

1.2.6                                 references to writing shall include any modes of reproducing words in a legible and non-transitory form.

1.2.7                                 a reference to a balance sheet or profit and loss statement shall include a reference to any note forming part of it.

1.2.8                                 where any statement set out in SCHEDULE 3 (Warranties) is expressed to be given or made “to the Sellers’ knowledge” or “so far as Sellers are aware” or is qualified in some other manner having substantially the same effect, then (a) such statement shall be deemed to include an additional statement that each Seller has made due and careful enquiry (including the officers, accountants and/or auditors of the Company) as to the facts and circumstances relevant to such statement and such other enquiries reasonably necessary to make such statement and shall have taken the results of such enquiries into account and (b) the knowledge of any Seller shall be imputed to all Sellers.

1.2.9                                 the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement.

1.2.10                           “including” and other similar expressions are not and must not be treated as words of limitation.

2.                                     SALE AND PURCHASE

The Sellers hereby agree to sell and the Purchaser hereby agrees to purchase all, but not part only, of the Shares at Completion, free from any Encumbrances but with all rights attached to such Shares at the date hereof or subsequently becoming attached to them.

3.                                     CONSIDERATION

3.1                                Purchase Price

3.1.1                                 The aggregate consideration (the “Purchase Price”) for the sale of the entirety of the Shares shall be the sum of US $20,000,000 in cash, representing US $20,000,000 less (i) any Company Expenses shown on the Statement of Expenses and (ii) any Cash Deficit shown on the Statement of Cash Deficit as such terms are defined hereafter. The Purchase Price shall be allocated to the Sellers as set forth on the Completion Schedule attached as SCHEDULE 2 (the “Completion Schedule”).

3.1.2                                 The portion of the Purchase Price payable to each Seller less the applicable Holdback Amount shall be transmitted by Purchaser by immediate day IBAN or SWIFT electronic transfer to each Seller, free of any costs or expenses from the Purchaser’s bank, at the bank account set forth on the Completion Schedule (such amount the “Net Amount due at Closing” as set forth with respect to each Seller on the Completion Schedule). Each Seller confirms that such account information is accurate and that Purchaser shall have no liability for any inaccuracy or failure of such bank accounts to receive the Purchase Price transmitted by Purchaser to such account. The Holdback Amount shall be retained by Purchaser pursuant to clause 6.

3.1.3                                 “Company Expenses” shall mean all costs and expenses (including attorney’s fees) incurred in connection with the Letter Agreement dated March 17, 2005 between Purchaser, the Company and the Sellers (the “Letter Agreement”), this Agreement, any related agreements and the transactions contemplated hereby and thereby incurred by the Company, but shall exclude an aggregate of EUR 15,000. The estimated amount of Company Expenses shall be set forth on SCHEDULE 6 (the “Statement of Expenses”) and shall be delivered by the Sellers’ Representative to Purchaser three days prior to the Completion Date along with copies of the documents or instruments evidencing the amounts set forth on the Statement of Expenses. In preparing such Statement of Expenses, the Sellers’ Representative shall use its good faith best efforts to include all Company Expenses then known or reasonably estimable, and shall certify that, to the best of the Sellers’ Representative’s knowledge, such Statement of Expenses includes all of the Company Expenses paid, payable or to become payable at any time prior to, at or following the Completion Date, it being the Parties express intent that to the maximum extent possible all the Company Expenses be deducted from the Purchase Price and that there be no Indemnifiable Company Expenses. Any Company Expenses which have not been set forth in the Statement of Expenses and therefore not deducted from the Purchase Price pursuant to Section 3.1.1 are collectively referred to as “Indemnifiable Company Expenses” and shall constitute “Losses” for purposes of claims pursuant to clause 6.

3.1.4                                 The amount, if any, by which the Company’s debt and other Liabilities (including all Liabilities that may arise as a result of the Completion, including the repayment of any subsidies, other government grants or operating leases) exceeds the Company’s unencumbered cash (i.e. the

“actif circulant” as defined in the Accounts) as of the Completion shall be referred to as the “Cash Deficit”. The amount of Cash Deficit shall be set forth on SCHEDULE 7 (the “Statement of Cash Deficit”). The Statement of Cash Deficit shall be delivered by the Sellers’ Representative to Purchaser three days prior to the Completion Date along with copies of the documents or instruments evidencing the amounts set forth on the Statement of Cash Deficit. In preparing such Statement of Cash Deficit, the Sellers’ Representative shall use its good faith best efforts to include all Liabilities and obligations then known or reasonably estimable, and shall certify that, to the best of the Sellers’ Representative’s knowledge, such Statement of Cash Deficit is accurate, it being the Parties express intent that to the maximum extent possible that any Cash Deficit be deducted from the Purchase Price and that there be no Indemnifiable Cash Deficit. Any Cash Deficit which has not been set forth in the Statement of Cash Deficit and therefore not deducted from the Purchase Price pursuant to Section 3.1.1 is referred to as “Indemnifiable Cash Deficit” and shall constitute “Losses” for purposes of claims pursuant to clause 6. In no event shall the Purchase Price be increased, even if the Company’s unencumbered cash exceeds Company’s debt and other Liabilities.

3.1.5                                 All payments hereunder, whether pursuant to clause 3 or clause 6 or otherwise, shall be payable in US dollars.

3.1.6                                 The Sellers agree that the conversion rate of US dollars into Euros shall be $1.20 US dollars per Euro for purposes of determining the allocation of the Purchase Price pursuant to clause 3.1.1. For all other purposes, any amounts denominated in Euros shall be converted into US dollars at the conversion rate in effect at the close of the US market on the later of (a) the Indemnification Date or (b) the third day prior to the payment of US dollars pursuant to this Agreement.

4.                                     COMPLETION

4.1                                Completion Date

Completion shall be deemed to occur at the offices of the Sellers’ counsel, Cap Code, société d’avocats, 19 A rue de Châtillon, 35000 Rennes (France), on May 11, 2006 (the “Completion Date”).

4.2                                Pre-Completion and Completion Deliveries

4.2.1                                 At least three days prior to the Completion Date the Sellers’ Representative shall deliver to Purchaser (i) the Statement of Company Expenses and (ii) the Statement of Cash Deficit along with copies of the documents or instruments evidencing the amounts set forth on such Statements in accordance with sub-clauses 3.1.3 and 3.1.4.

4.2.2                                 At Completion, the Sellers’ Representative shall deliver or cause to be delivered to the Purchaser:

(A)                              duly executed share transfer forms (“ordres de mouvement”) in respect of the entirety of the Shares in favour of the Purchaser;

(B)                                all statutory meeting attendance sheets or books and minute books (updated up to and including the Completion Date) for the Company;

(C)                                share transfer register (“registre des mouvements”) and shareholders’ accounts (“comptes individuels d’actionnaires”) for the Company, in both cases updated so as to record the transfer of Shares provided for hereunder;

(D)                               the resignation letter of the Statutory Auditors (“Commissaires aux Comptes”) of the Company (both principal and alternate auditors), effective on the date of the shareholder meeting called to replace them, contingent only upon the Completion occurring;

(E)                                    the resignation letter of the President of the Company, effective on the date of the shareholder meeting called to replace him, provided that his employment contract is executed by the new Company’s representative on the Completion date;

(F)                                    employment agreements signed by the individuals listed in SCHEDULE 8 in a form satisfactory to the Purchaser, to be executed by the new Company’s representative on the Completion date;

(G)                                all other documents useful or necessary for completion of the sale to the Purchaser of the Shares and completion of all other transactions contemplated herein, and all documents evidencing the performance by the Sellers of their undertakings hereunder, which the Purchaser may reasonably request;

(H)                               the fully-executed short-form share purchase agreement in the form set forth in SCHEDULE 4 (for the sole purpose of registering the sale of the Shares with the Tax authorities; in the event of any conflict between the terms of such short-form share purchase agreement and this Agreement, the terms of this Agreement shall control);

(I)                                       a certified copy of the shareholder meeting minutes for the Company, at which:

(1)                                 the Purchaser has been approved as a shareholder of the Company in accordance with the Company by-laws;

(2)                                 the transfer of all Shares to the Purchaser pursuant to this Agreement shall have been approved;

(3)                                 the financial statements as of and for the period ending December 31, 2005 shall have been approved;

(4)                                 Tyson Tuttle shall be appointed as the President of the Company;

(5)                                 all existing mandates for the operation of the bank accounts of the Company shall be revoked except that Françoise Eveno shall retain her current authority to initiate transactions;

(6)                                 Ernst & Young Audit shall be appointed principal statutory auditor of the Company and Auditex shall be appointed alternative auditor of the Company; and

(7)                                 the reimbursement of the shareholders’ current accounts (which amounts are reflected as Liabilities of the Company in determining the Statement of Cash Deficit and consist solely of EUR 8,750 owed by the Company to Bernard Badefort and EUR 8,750 owed by the Company to Jean-Marc Guyot) within 15 days shall have been approved.

4.2.3                                 All matters at Completion are considered as taking place simultaneously, and no delivery of any document will be deemed complete until all transactions and deliveries of documents required by this Agreement have taken place. In particular, the sale and purchase of the Shares hereunder may not take place unless and until the employment agreements have each and all been duly executed.

5.                                     WARRANTIES

5.1                                Sellers’ Warranties

Each Seller represents and warrants to the Purchaser that, as of the Completion Date, each of the Warranties is true and accurate in all respects and is not misleading.

5.2                                Purchaser’s Warranties

The Purchaser represents and warrants to each of the Sellers that, as of the Completion Date, the Purchaser is a company duly organised and validly existing and in good standing under the laws of its jurisdiction of organisation and that the Purchaser has all requisite corporate power and authority to enter into and perform this Agreement, including the due authorization of its sole shareholder.

6.                                     INDEMNIFICATION

6.1                                Indemnity

The Purchaser and the Sellers acknowledge that only the Individual Sellers shall be liable for the indemnification under clause 6 of this Agreement.

The representations, warranties and covenants of the Sellers set forth in this Agreement shall survive the Completion and remain in full force and effect. “Losses” of any person or entity means any and all demands, claims, suits, actions, causes of action, proceedings, assessments, losses, damages, Liabilities, earnings shortfall, interest, penalties, taxes, costs and expenses incurred, or reasonably expected to be incurred, by such person or entity, including interest, penalties and attorneys’ fees, third party expert and consultant fees and expenses, fines, judgments, awards and financial responsibility for investigation, removal and cleanup costs, natural resource damages, government oversight costs and costs for redesign and rework of technology, and reasonable fees and expenses incurred in connection with the enforcement of the rights of any Indemnified Person pursuant to this Agreement. The term Losses as used herein is not limited to matters asserted by third parties, but includes Losses incurred or sustained in the absence of claims by a third party. Each Individual Seller undertakes to indemnify the Purchaser and the Company

(collectively, the “Indemnified Person(s)”) from and against any and all Losses asserted against, imposed upon, or incurred by such Indemnified Person which arise out of or in connection with:

6.1.1                                 any Warranty being untrue, inaccurate or incomplete;

6.1.2                                 any increase in the Liabilities (including undisclosed Liabilities) of the Company as at the Completion Date, which increase does not fully appear in the Accounts, any loss or damage suffered by the Purchaser or the Company based on or arising out of an event or circumstance occurring or existing prior to the Completion Date, whether known or unknown by the Sellers and/or the Company and which has not been specifically addressed, reserved against or allowed for, or has been insufficiently addressed, reserved against or allowed for, in the Accounts.

6.1.3                                 any Indemnifiable Cash Deficit based on or arising out of an event or circumstance occurring or existing on or prior to the Completion Date, whether known or unknown by the Sellers and/or the Company;

6.1.4                                 any Indemnifiable Company Expenses based on or arising out of an event or circumstance occurring or existing on or prior to the Completion Date, whether known or unknown by the Sellers and/or the Company; and

6.1.5                                 any fraud, intentional misrepresentation, wilful misconduct or wilful concealment by the Company or the Sellers occurring or existing on or prior to the Completion Date.

Any potential Indemnification Liability shall be calculated without giving effect to qualifications as to “materiality” contained in the Warranties. For clarity, the amount of Losses shall not be adjusted to reflect any tax deduction or similar tax benefit received by an Indemnified Person as a result of such Loss. Each Individual Seller shall bear his or her portion of any Indemnification Liability pro rata in proportion to such Individual Seller’s number of shares set forth in the column titled “Individual Sellers number of shares” on the SCHEDULE 2 (Completion Schedule) relative to the Total set forth at the bottom of such column.

6.2                                Time Limits

Any “Claim” shall be made by notice in writing to the Sellers’ Representative, at the latest (i) before the ending of the month following the ending of the applicable legal term of limitation (“prescription légale”) for any and all Losses that arise out of or in connection with any Warranty set forth in Articles 1 (Corporate Organisation and Business), 2 (Shareholdings), 18 (Taxation), 19 (Employment) or 25 (The Individual Sellers) of SCHEDULE 3 being untrue, inaccurate or incomplete or for any Losses arising out of or in connection with any fraud, intentional misrepresentation, wilful misconduct or wilful concealment by the Company or the Sellers occurring or existing on or prior to the Completion Date, and (ii) before the third anniversary of the Completion Date for any other Losses. For the avoidance of doubt, provided that notice of any Claim is given within the applicable time limit, the rights of the Indemnified Person under this Clause 6 with respect to such Claim shall survive until such time as such Claim is finally resolved.

6.3                                Limitation on Indemnification

6.3.1                                 Basket and Deductible

The Indemnified Persons shall not be entitled to indemnification pursuant to clause 6 unless the aggregate amount of Losses exceeds $400,000 (which amount is referred to as the “Losses Threshold”), at which point the Individual Sellers shall be obligated to indemnify the Indemnified Persons under this clause 6 for all Losses (including Losses constituting the Losses Threshold other than the first $200,000 of such Losses Threshold (the “Deductible”)).

6.3.2                                 Cap

For the purposes of this Agreement:

“Period 1” shall mean the period extending from the Completion Date through the first anniversary of the Completion Date, and

“Period 2” shall mean the period extending from the expiration of Period 1 through the second anniversary of the Completion Date, and

“Period 3” shall mean the period extending from the expiration of Period 2 and continuing until no further Claim can be made as a result of the expiration of all time periods set forth in clause 6.2.

The Individual Sellers’ aggregate Indemnification Liability with respect to Claims made by an Indemnified Person during Period 1 shall be limited to 40% of the Purchase Price.

The Individual Sellers’ aggregate Indemnification Liability with respect to Claims made by an Indemnified Person during Period 2 shall be limited to 30% of the Purchase Price minus the amount of Losses previously indemnified hereunder with respect to Period 1.

The Individual Sellers’ aggregate Indemnification Liability with respect to Claims made by an Indemnified Person during Period 3 shall be limited to 20% of the Purchase Price minus the amount of Losses previously indemnified hereunder with respect to Period 1 and Period 2.

6.3.3                                 No Cap on Fraud

Notwithstanding anything to the contrary herein, there shall be no limitation on Indemnification Liability for Losses which arise out of or in connection with any fraud, intentional misrepresentation, wilful misconduct or wilful concealment by the Company or the Sellers.

6.4                                Indemnification Procedure and Payment

6.4.1                                 Implementation of the Indemnification Procedure

(A)                              Subject to the terms of sub-clauses 6.2 and 6.4.4, an Indemnified Person shall be entitled to make a Claim against the Individual Sellers by delivery of notice to the Sellers’ Representative at any time after the Indemnified Person becomes aware of any fact that could give rise to Indemnification Liability.

(B)                                If the Sellers’ Representative disputes the basis or the amount of the Claims made by the Indemnified Person, the Sellers’ Representative shall notify such Indemnified Person within 30 days following receipt of the Claim notice. Failure to make such a dispute notification within this time limit shall result in the dispute being disallowed and the Individual Sellers being deemed to have agreed to the basis and amount of the relevant Claims on the date of expiry of such time limit.

6.4.2                                 Disputed Claims

In the event that a Claim is disputed by the Individual Sellers within the time limit set forth in Section 6.4.1(B):

(A)                              the Indemnified Person and the Sellers’ Representative shall endeavour to reach agreement in respect of the disputed points relating to a Claim within 30 days after the date on which the Sellers’ Representative made a dispute notification; or

(B)                                in the absence of such agreement within such 30 days, either Party may refer the matter for resolution pursuant to Clause 11.

6.4.3                                 Payment Obligation

(A)                              Indemnification Payment – Any amount payable by any Individual Seller to any Indemnified Person under this Clause 6 shall be payable within 30 days from the date of quantification of the Indemnification Liability by mutual agreement or pursuant to an arbitration decision (such due date, the “Indemnification Date”) provided, the occurrence of the Indemnification Date shall be considered in itself as formal notice (mise en demeure) to pay the relevant Indemnification Liability and such amount shall bear interest at an annually compounded rate per annum equal to lower of (a) EURIBOR 3 month plus 3% from the Indemnification Date or (b) the maximum rate permitted by applicable law.

(B)                                Specific cases – As a limited exception to the general principle set out in paragraph (A) above, the Indemnification Date shall:

(1)                                 if the Claim made by the Indemnified Person is based on a claim by a third party (other than the Tax authorities) against the Purchaser, the Company or the successor to the whole or any part of the Company’s business, be the date on which the amount due by the Purchaser, the Company or the successor becomes payable, it being agreed that in the event of litigation with respect to the relevant third party claim, this date shall be the date on which an enforceable judgement was issued; or

(2)                                 if the Claim made by the Indemnified Person is based on a claim made by the Tax authorities against the Purchaser, the Company or the successor to the whole or any part of the Company’s business, be the date on which the amount claimed is subject to a notice from the Tax authorities demanding payment, it being agreed that in the event that the Individual Sellers wish to contest the said notice demanding payment, the Individual Sellers shall be bound to advance the amount of security claimed by the Tax authorities for the purposes of this claim.

(C)                                Payment Process – With respect to each Claim, the Indemnified Person shall receive payment out of the Holdback Amount equal to the amount of such Claim. The Indemnified Person shall have the obligation to receive payment out of the Holdback Amount before requiring any payment directly from the Individual Sellers.

6.4.4                                 Conduct of Proceedings

If any Indemnified Person becomes aware of any third party claim against the Purchaser, the Company or the successor to the whole or any part of the Company’s business (including any notification of a Tax audit) after Completion and if this claim is, in the opinion of such Indemnified Person, likely to give the Indemnified Persons the right to make a Claim against the Individual Sellers:

(A)                              the Indemnified Person shall promptly give notice to the Sellers’ Representative of this third party claim, provided that any delay in making such a claim shall reduce the Indemnification Liability only by the extent of the damage effectively suffered by the Individual Sellers as a result of such delay;

(B)                                the Sellers’ Representative may within a period of 30 days from the date of receipt of the notice mentioned in paragraph (a) above or sooner, in the event of urgent proceedings or Tax proceedings, provide the Purchaser with the name of the representative responsible for attending, on behalf of the Sellers’ Representative and at the Sellers’ Representative’s cost, the proceedings relating to such third party claim, provided that the Sellers’ Representative undertakes to indemnify the Indemnified Person against any losses, costs, damages and expenses resulting therefrom. The Indemnified Person shall consult with any such representative to the extent commercially reasonable and to the extent such consultation would not jeopardize the Indemnified Persons rights with respect to maintenance of the attorney/client privilege or otherwise. Any failure to consult shall reduce the Indemnification Liability only by the extent of the damage effectively suffered by the Individual Sellers as a result of such failure;

(C)                                notwithstanding the appointment of a representative by the Sellers or any other provision of this Agreement, the Indemnified Person shall be entitled to assume the defence of such third party claim and shall be free to take any action that it deems to be in the interest of the Indemnified Person (including instigating, continuing or ceasing any arbitration or court proceedings, or reaching a settlement).

6.5                                Sellers Acknowledgements

6.5.1                                 The Individual Sellers acknowledge and agree that the rights of the Indemnified Person to indemnification pursuant to Clause 6 is an essential part of the economic terms of this Agreement.

6.5.2                                 The Individual Sellers shall not be released from their obligations under this Clause 6 as a result of (i) such Individual Seller’s lack of awareness of the situation resulting in a Claim or (ii) any knowledge that the Purchaser has or may have of said situation, including as a result of any investigations made by the Purchaser, its representatives or its counsel, prior to the Completion Date.

6.5.3                                 The Individual Sellers shall be exempted from Indemnification Liability only as regards events or facts set forth in the Disclosures to the extent:

(A)                              any such Disclosure shall clearly describe the identified matter and include all appropriate information and/or documents so as to reasonably ascertain the nature of such matter and quantify the relevant risk;

(B)                                any Disclosure set forth in an Exhibit shall qualify only the Warranty to which such Exhibit corresponds (and the Purchaser shall not be considered as having knowledge or notice of any matter pertaining to the Company which is not set forth in the relevant Exhibit);

(C)                                any such Disclosure shall qualify the Warranties only to the extent of the amount specified for such Disclosure in the relevant Exhibit; and

(D)                               the Individual Sellers shall be unable to make any further Disclosures subsequent to the date hereof.

6.5.4                                 The approval of the annual accounts for any fiscal year by the shareholders’ meeting of the Company shall have no effect on any potential Indemnification Liability.

6.6                                Holdback Distribution

The “Holdback Distribution Date” shall mean the third anniversary of the Completion Date. On the Holdback Distribution Date, Purchaser will distribute any portion of the Holdback Amount that (a) has not previously been paid to an Indemnified Person and (b) is not subject to a pending Claim (in such case, only the estimated potential Loss shall be retained). Any amount not distributed on the Holdback Distribution Date shall be distributed to the Indemnified Persons or Individual Sellers, as applicable, within 30 days following the last to occur of the final resolution and payment of any Indemnification Liability pursuant to clause 6, if any.

All such distributions of Holdback Amounts will be made pro rata in proportion to the relative Holdback Amount originally held back with respect to each Individual Seller pursuant to column titled “Original Holdback Amount” within the SCHEDULE 2. Such distribution shall be made to the accounts set forth on the Completion Spreadsheet (as the account information may have been altered at the written request of each applicable

Individual Seller to Purchaser) and Purchaser shall be entitled to rely on such Completion Spreadsheet as accurate for all purposes and shall have no liability for any failure of the Individual Seller to receive any amount properly transmitted by Purchaser in accordance with such Completion Spreadsheet.

6.7                                Sellers’ Representative.

6.7.1                                 Each Individual Seller, by the execution and delivery of this Agreement, hereby consents and agrees to the appointment of Mr. Bernard Badefort as the “Sellers’ Representative” for purposes of all matters expressly set forth in this Agreement to be performed by the Sellers’ Representative. The Sellers’ Representative shall be deemed to continue in office notwithstanding any purported resignation or removal until Purchaser receives written notice signed by the Individual Sellers that held a majority of the Shares immediately prior to the Completion designating a new Sellers’ Representative that is reasonably acceptable to Purchaser. Each Individual Seller hereby constitutes and appoints the Sellers’ Representative, including any replacement of any such Sellers’ Representative, as attorney-in-fact for such Individual Seller with full power of substitution and authority, in his discretion, to enforce this Agreement against the parties hereto, and to execute any amendment or waiver of this Agreement and any other document or instrument necessary or advisable in order to carry out the provisions of this Agreement, to give and receive notices and communications and, without limiting the foregoing provisions of this Section 6.7.1, dispute any decision of Purchaser to pay itself or any Indemnified Person hereunder, to agree to, negotiate, enter into settlements and compromises of, and to comply with orders of courts with respect to any dispute or loss, and to take all actions necessary or appropriate in the reasonable judgment of the Sellers’ Representative for the accomplishment of the foregoing. The Sellers’ Representative shall be entitled to consent to any payment from the Holdback Amount to the Indemnified Persons. The Individual Sellers shall be responsible for the payment of all fees and expenses reasonably incurred by the Sellers’ Representative in performing his duties under this Agreement. The Sellers’ Representative shall not use or disclose any non-public information.

6.7.2                                 All decisions of the Sellers’ Representative may be relied upon by Purchaser and any third person, and shall be binding and conclusive upon each Individual Seller, including any waiver pursuant to clause 8 hereof.

6.7.3                                 The Sellers’ Representative shall not be liable, responsible or accountable in damages or otherwise to the Individual Sellers for any loss or damage incurred by reason of any act or failure to act by such Sellers’ Representative, and each Individual Seller shall indemnify and hold harmless the Sellers’ Representative against any loss or damage except to the extent that such loss or damage shall have been the result of the individual gross negligence or wilful misconduct of such Sellers’ Representative.

6.7.4                                 The Sellers’ Representative hereby agrees that all information now or hereafter received from Purchaser will be used solely for the purpose of performing the functions of the Sellers’ Representative hereunder, and that such information, except as required by law, will be kept confidential by the Sellers’ Representative and the Sellers’ Representative’s legal counsel and accountants who need to know such information for the purpose of assisting in the performance of the Sellers’ Representative’s functions hereunder.

7.                                     SELLERS UNDERTAKINGS

7.1                                Restrictive Covenant

Each Individual Seller undertakes that such Individual Seller shall not, either alone or in conjunction with or on behalf of any other person or entity, for a period of two full and consecutive years after the Completion Date, in the United States, Canada or in any of the Member States of the European Union, do any of the following:

7.1.1                                 be directly or indirectly engaged or otherwise interested in any form or manner whatsoever in carrying on a business which competes with the business activities of the Company;

7.1.2                                 solicit any client to whom the Company has sold (or proposed to sell) competing goods or services in the course of its business activities in order to propose similar goods or services;

7.1.3                                 directly or indirectly solicit or entice an employee away from the employment of the Company; nor

7.1.4                                 assist any other person or entity to do any of the foregoing things.

7.2                                Termination of Shareholders Agreement

Effective immediately prior to and contingent upon the Completion, each Seller hereby terminates the Shareholders Agreement.

7.3                                Waiver

Each Seller hereby waives any restrictions on transfer (including pre-emption rights) which may exist in relation to the Shares, whether under the Company’s by-laws or otherwise.

7.4                                Intellectual Property

To the extent to which an Individual Seller may have retained or still possesses any ownership or any other rights therein, each Individual Seller individually hereby irrevocably assigns and agrees to assign to the Company all Company Intellectual Property and Company Intellectual Property Rights. To the extent Moral Rights may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where such Moral Rights exist, each Individual Seller hereby irrevocably waives such Moral Rights and consents to any action of the Company or the Purchaser or their Affiliates that would violate such Moral Rights in the absence of such consent.

7.5                                Liquidation Preference

In exchange for NEC not being obligated with respect to the indemnification obligations under clause 6 of this Agreement, NEC irrevocably waives all of its rights to the liquidation preference amount (or Boni de Liquidation) stated in the Company’s articles of association and in the Company’s Shareholders Agreement or otherwise. As a result, NEC shall only be entitled to receive the “Net Amount Due at Closing” as set forth on the Completion Schedule with respect to NEC (SCHEDULE 2).

NEC represents and warrants to the Purchaser that: (a) NEC is a company duly organised, validly existing and in good standing under the laws of its jurisdiction of organisation; (b) NEC is the owner of the Shares set forth opposite NEC’s name on SCHEDULE 1, free and clear of any Encumbrances; (c) NEC has all requisite power and authority to enter into and perform this Agreement, including the approval of the competent corporate bodies of NEC; and (d) the provisions of this Agreement constitute valid and binding obligations of NEC enforceable against NEC in accordance with its terms.

7.6                                Release

EFFECTIVE AS OF THE COMPLETION, EACH SELLER DOES FOR SUCH SELLER AND SUCH SELLER’S RESPECTIVE AFFILIATES, PARTNERS, HEIRS, BENEFICIARIES, SUCCESSORS AND ASSIGNS, IF ANY, HEREBY RELEASE AND ABSOLUTELY FOREVER DISCHARGE PURCHASER AND THE COMPANY AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, AFFILIATES, EMPLOYEES AND AGENTS (EACH, A “RELEASED PARTY”) FROM AND AGAINST ALL RELEASED MATTERS. “RELEASED MATTERS” MEANS ANY AND ALL CLAIMS, DEMANDS, DAMAGES, DEBTS, LIABILITIES, OBLIGATIONS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ AND ACCOUNTANTS’ FEES AND EXPENSES), ACTIONS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER BASED ON COMMON LAW OR ON ANY GOVERNMENTAL STATUTE, RULE, REGULATION, OR OTHER LAW OR RIGHT OF ACTION, FORESEEN OR UNFORESEEN, MATURED OR UNMATURED, KNOWN OR UNKNOWN, ACCRUED OR NOT ACCRUED, SUSPECTED OR UNSUSPECTED, FIXED OR CONTINGENT, RAISED OR NOT RAISED (REGARDLESS OF WHETHER SUCH CLAIM COULD BE RAISED), AND WHETHER OR NOT CONCEALED OR HIDDEN, THAT SUCH SELLER NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, OR SHALL OR MAY HAVE IN THE FUTURE, AS A SHAREHOLDER, OFFICER, DIRECTOR, CONTRACTOR, CONSULTANT OR EMPLOYEE OF THE TARGET, ARISING BY VIRTUE OF OR IN ANY MATTER RELATED TO ANY ACTIONS OR INACTIONS WITH RESPECT TO THE COMPANY OR PURCHASER OR SUCH SELLERS AFFAIRS WITH RESPECT TO THE COMPANY OR PURCHASER AT OR BEFORE THE EFFECTIVE TIME; PROVIDED THAT RELEASED MATTERS SHALL NOT INCLUDE ANY RIGHT ARISING SOLELY OUT OF THIS AGREEMENT. IT IS THE INTENTION OF THE SELLERS IN EXECUTING THIS RELEASE, AND IN GIVING AND RECEIVING THE CONSIDERATION CALLED FOR HEREIN, THAT THIS RELEASE SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED MATTERS AND THE FINAL RESOLUTION BY SUCH SELLER AND THE RELEASED PARTIES OF ALL RELEASED MATTERS. EACH SELLER HEREBY REPRESENTS TO THE COMPANY AND PURCHASER THAT SUCH SELLER HAS NOT VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO

ASSIGN OR TRANSFER TO ANY PERSON ANY RELEASED MATTERS AND THAT NO PERSON OTHER THAN SUCH SELLER HAS ANY INTEREST IN ANY RELEASED MATTER BY LAW OR CONTRACT BY VIRTUE OF ANY ACTION OR INACTION BY SUCH SELLER. THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS PROVISION SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS PROVISION, WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

7.7                                Further Efforts

Each Seller shall from time to time at the reasonable request of the Purchaser, do or procure the doing of all such acts and/or execute all documents necessary for giving full effect to this Agreement and securing to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser in this Agreement.

8.                                     MISCELLANEOUS

8.1                                Successors - Assignment

8.1.1                                 All or any part of the benefit of this Agreement (including the benefit of Clause 6) may be assigned by the Purchaser to any of its Affiliates or to any person to whom all of part of the Shares may be transferred after Completion, such assignment being notified to the Sellers’ Representative as provided for in Clause 10.

8.1.2                                 The Sellers may not assign, in whole or in part, their rights or obligations under this Agreement.

8.2                                Whole Agreement

This Agreement (including its Schedules and Exhibits) represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous express or implied agreement in any form whatsoever (including letters, memoranda, protocols and contracts) between the Parties with respect thereto, including the Letter Agreement (except that the Sellers remain subject to their confidentiality obligations set forth in Section 2.1 thereof). Each Seller shall also remain subject to the confidentiality obligations of such Seller to the Company. The Sellers hereby assign to the Purchaser the benefits of all confidentiality undertakings given to the Sellers in connection with the process leading up to the sale of the Company, to the extent that such benefits relate to the Company. The Sellers undertake to take all reasonable steps to assist the Purchaser in enforcing such undertakings.

8.3                                Amendment and Termination

This Agreement may be amended or terminated only with the written consent of the Purchaser and Sellers.

8.4                                Separability

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

8.4.1                                 the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

8.4.2                                 the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

8.5                                Full Force and Effect

So far as it remains to be performed, this Agreement shall continue in full force and effect notwithstanding Completion.

8.6                                Waivers

The failure by any Party promptly to avail itself in whole or in part of any right, power or privilege to which such Party is entitled pursuant to the terms of this Agreement shall not constitute a waiver of such right, power or privilege which may be exercised at any time. To be valid, waiver by any Party of any such right, power or privilege must be in writing and notified to the other Party as provided herein.

9.                                     COSTS

9.1                                Registration Formalities and Stamp Duty

The Purchaser shall be responsible for the registration formalities and the payment of the relevant stamp duty (“droits d’enregistrement”) pertaining to the transfer of the Shares.

9.2                                General Costs

Subject to the terms of sub-clause 9.1 and save as otherwise stated in this Agreement, each Party shall bear all costs and expenses incurred by it in connection with the preparation and negotiation, execution and carrying into effect of this Agreement and all other documents referred to in it. The Sellers confirm that no expense of whatever nature relating to the Completion has been or is to be borne by the Company for any aggregate amount over the EUR 15,000 excluded from the definition of Company Expenses.

10.                              NOTICES

10.1                          All notices and other communications hereunder shall be in writing and shall be deemed sent, given and delivered: (i) immediately if given by personal delivery, (ii) one day after deposit with an overnight delivery service, (iii) one day after being sent via facsimile (with electronic confirmation of receipt) and (iv) three days after deposit in the mail via registered or certified mail (return receipt requested) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to Purchaser, to:

Silicon Laboratories France, SARL
Attention: Chief Legal Counsel
1, Rue de Terre Neuve
Les Ulis
91967 Courtaboeuf Cedex
France
Facsimile No: 65-6511-7710

with a copy (which shall not constitute notice) to:

DLA Piper Rudnick Gray Cary US LLP
1221 South Mopac, Suite 400
Austin, Texas 78746
USA
Attention:  Philip Russell
Facsimile No.: (1)(512) 457-7001

if to the Sellers’ Representative, to the address set forth on the Completion Schedule with a copy (which shall not constitute notice) to:

Eric Lefeubvre
Cap Code
Société d’Avocats
19 A, rue de Châtillon 35000 Rennes (France)
Fax : (33) 2 99 53 04 00

if to a Seller, to the address set forth for such Seller set forth on the Completion Schedule.

11.                              GOVERNING LAW AND JURISDICTION

11.1                          Governing Law

This Agreement shall be governed by, and construed in accordance with, French law.

11.2                          Language

The English language version of the Agreement shall control over any other language versions and shall be used exclusively when interpreting or enforcing the Agreement.

11.3                          Jurisdiction

All disputes arising out of or in connection with this Agreement, including disputes concerning the validity of this Agreement, shall be of the sole jurisdiction of the Tribunal de Commerce of Paris (France).

IN WITNESS of which the parties have executed this Agreement on the date first mentioned above.

Executed to be effective in Rennes, France in eighteen original copies

/s/ Bernard Badefort
Bernard Badefort

/s/ Jean-Marc Guyot
Jean-Marc Guyot

/s/ Pascal Blouin
Pascal Blouin

/s/ Eric Mauger
Eric Mauger

/s/ Françoise Eveno
Françoise Eveno

/s/ Frédéric Nicolas
Frédéric Nicolas

/s/ David Le Goff
David Le Goff

/s/ Emmanuel Gautier
Emmanuel Gautier

/s/ Gaëtan Guillaume
Gaëtan Guillaume

/s/ Marc Dorval
Marc Dorval

/s/ David Rault
David Rault

/s/ Pascal Prime
Pascal Prime

/s/ Olivier Souloumiac
Olivier Souloumiac

/s/ Stéphane Faudeil
Stéphane Faudeil

NEC Electronics Corporation

By :	/s/	Daniel Tanniere
Name :		Mr. Daniel Tanniere
Title:		Communications & Consumer Business Group, NEC Electronics Europe GmbH

PURCHASER

Silicon Laboratories France S.A.R.L.

By :	/s/ Kurt William Hoff
Name : M. Kurt William Hoff
Title : “Co-gérant”